Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
JULY 24, 2012		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
ANNOUNCES TERMINATION OF WRITTEN AGREEMENT
WITH FEDERAL RESERVE BANK OF RICHMOND

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/NMS-PFBI), a $1.1 billion bank holding company with four bank subsidiaries, announced today that its July 29, 2010 Written Agreement with the Federal Reserve Bank of Richmond and (“FRB”) has been terminated by the FRB.  In a notice posted on the FRB’s website on July 24, 2012, (www.federalreserve.gov), the Federal Reserve Bank noted that Premier has fully satisfied all of the provisions of the Written Agreement and, accordingly, the FRB had terminated the agreement effective July 23, 2012.

President and CEO Robert W. Walker commented, “We are very pleased to get this regulatory issue behind us.  We believe Premier is a healthy and vibrant banking franchise and will continue to conservatively manage our capital and borrowing capabilities accordingly.  I wish to congratulate all of our management, employees and directors for their part in achieving this release.  We look forward to competitive challenges ahead and believe we are a much stronger organization to deal with those opportunities.”

On July 29, 2010, Consolidated Bank and Trust Company (“CB&T” or “the Bank”), a wholly owned subsidiary of Premier, the Federal Reserve Bank of Richmond (“FRB”) and the State Corporation Commission Bureau of Financial Institutions (“Virginia Bureau”) entered into a written agreement (“Written Agreement”) requiring CB&T to perform certain actions primarily designed to improve the credit quality of the Bank.  Abigail Adams National Bancorp, Inc. (“AANBI”), as parent of CB&T, and Premier, as parent of AANBI, were also named as parties to the Written Agreement to ensure that the Bank complies with the Written Agreement.  On April 8, 2011, CB&T was merged into Premier Bank, Inc.  As such, the provisions of the Written Agreement that applied to the Bank are no longer in effect.  On May 16, 2011, AANBI was merged into Premier.  As such, the provisions of the Written Agreement that applied to AANBI are no longer in effect.

In addition to ensuring the Bank complied with provisions of the Written Agreement, Premier was also specifically subject to a provision requiring prior written approval of the FRB and the Director of the Division of Banking Supervision and Regulation of the Board of Governors of the Federal Reserve System for declaring or paying any dividends, and a provision requiring prior written approval of the FRB before incurring, increasing or guaranteeing any debt or purchasing or redeeming any shares of its stock.  Both of these provisions have now been terminated by the FRB.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.